UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Shell plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Shell Centre

London, SE1 7NA

United Kingdom

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
American Depositary Shares, each	New York Stock Exchange
Representing two (2) Ordinary Shares
Ordinary Shares, nominal value €0.07 per share	New York Stock Exchange*

*	Not for trading, and only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities A registration statement or Regulation A offering statement file number of which this form relates:

                     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

On November 15, 2021, Shell plc (Formerly known as Royal Dutch Shell plc) (“Company”) published a Circular seeking shareholder approval to amend the Company’s Articles of Association (“Articles”). These amendments related to the deletion or amendment of certain bespoke provisions concerning the location of the Group’s headquarters, general meetings and Board meetings, as well as the introduction of a new provision to grant the Board the power to change the Company’s name. Having received the approval of shareholders at its general meeting on December 10, 2021, on December 20, 2021, the Board decided to proceed with its proposal to simplify the Company’s share structure by establishing a single line of shares to eliminate the complexity of the Company’s A/B share structure and align its tax residence with its country of incorporation in the United Kingdom (“UK”) by relocating Board and Executive Committee meetings, and the CEO and CFO, to the UK. As a result, the Board has also decided to change the Company’s name to Shell plc, which was effective January 21, 2022. The related amendments to the Articles were adopted by the Board with immediate effect.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

DESCRIPTION OF THE COMPANY’S ORDINARY SHARES

The following is a summary of the material terms of the Company’s ordinary shares, including brief descriptions of the provisions contained in the Articles and applicable laws of England and Wales in effect on the date of this registration statement. This summary does not purport to include complete statements of these provisions. References to the provisions of the Articles are qualified in their entirety by reference to the Company’s full Articles, which are filed as an exhibit to this registration statement on Form 8-A. For the purposes of the discussion below, references to “we”, “us” and “our” refer to the Company.

Shareholders Meetings

Under the applicable laws of England and Wales, the Company is required to hold a general meeting of shareholders as its annual general meeting (“AGM”) in the period of six months beginning with the day following its accounting reference date (in addition to any other general meetings held during that period). Shareholders may submit resolutions in accordance with section 338 of the Companies Act 2006, and may request that matters be included in the business of the AGM in accordance with section 338A of the Companies Act 2006.

Our board of directors has the power to call a general meeting of shareholders at any time. In addition, our board of directors must call a general meeting upon the request of shareholders holding not less than 5% of the Company’s paid-up capital carrying the right of voting at general meetings of shareholders pursuant to section 303 of the Companies Act 2006. A request for a general meeting of shareholders must state the general nature of the business to be dealt with at the meeting, and must be authenticated by the requesting shareholders. If our board of directors fails to call such a meeting within 21 days from receipt of the relevant notice, the shareholders that requested the general meeting, or any of them representing more than one half of the total voting rights of all shareholders that requested the meeting, may themselves call a meeting which must be called within three months after the date on which our board of directors became subject to the requirement to call the meeting. Any such meeting must be called in the same manner, as nearly as possible, as that in which meetings are required to be called by our board of directors.

We are required pursuant to the Companies Act 2006 to give at least 21 clear days’ notice of any AGM or any other general meeting of the Company. However, under the Financial Reporting Council’s Guidance on Board Effectiveness, we should give at least 20 working days’ notice for the AGM.

The Articles require that in addition to any requirements under the legislation, the notice for any general meeting must state where the meeting is to be held (the principal meeting place) and the location of any satellite meeting place, which shall be identified as such in the notice. At the same time that notice is given for any general meeting, an announcement of the date, time and place of that meeting will, if practicable, be published in a national newspaper in the Netherlands. The Articles also allow for general meetings, including annual general meetings and/or adjourned meetings, to be held partly through an electronic platform alongside the physical general meeting. Accordingly, the Articles allow for meetings to be held and conducted in such a way that persons who are not present together at the same place may attend, speak and vote at the meeting by electronic means. The listing rules of the UK Financial Conduct Authority (the “Listing Rules”), the Euronext Amsterdam rules and the rules of the New York Stock Exchange require us to inform holders of our securities of the holding of meetings which they are entitled to attend.

A shareholder is entitled to appoint a proxy (who is not required to be another shareholder) to represent and vote on behalf of the shareholder at any general meeting of shareholders, including the AGM.

Business may not be transacted at any general meeting, including the AGM, unless a quorum is present. A quorum is two people who are entitled to vote at that general meeting. They can be shareholders who are personally present or proxies for shareholders entitled to vote at that general meeting or a combination of both.

If a quorum is not present within five minutes of the time fixed for a general meeting to start or within any longer period not exceeding one hour which the chairman of the meeting can decide, then: (i) if the meeting was called by shareholders, it will be cancelled; and (ii) any other meeting will be adjourned to a day (being not less than 10 days later, excluding the day on which it is adjourned and the day for which it is reconvened), time and place decided upon by the chairman of the meeting. One shareholder present in person or by proxy and entitled to vote will constitute a quorum at any adjourned general meeting.

Record dates

Entitlement to attend and vote at the AGM is determined by reference to our Register of Members. In order to attend and vote at the AGM, a member must be entered on the Register of Members (maintained by the Company) or the Operator register of members (maintained by CREST) or the register of the Shell Corporate Nominee no later than the record date. The record date will not be more than 48 hours before the meeting, not taking account of any part of a day that is not a working day.

Voting rights

Subject to applicable law and the Articles, the ordinary shares have voting rights on all matters including the election of directors.

It is the intention that all voting on substantive matters at general meetings will take place on a poll. A poll is voting by means of a ballot where the number of shares held by each voting shareholder is counted, as opposed to voting by way of a show of hands where the actual number of shares held by voting shareholders is not taken into account. Under the Companies Act 2006, if a poll is demanded, the resolution conducted on a poll must be approved by holders of at least a majority of the votes cast at the meeting. Special resolutions require the affirmative vote of at least 75% of the votes cast at the meeting to be approved.

On a poll, every holder of ordinary shares present in person or by proxy has one vote for every share he or she holds. This is subject to any rights or restrictions given to of the ordinary shares in accordance with the Articles. No shareholder is entitled to vote if he or she has been served with a restriction order after failure to provide us with information concerning interests in his or her shares required to be provided under section 793 of the Companies Act 2006.

Major shareholders have no differing voting rights.

Dividend rights and rights to share in our profit

Under the applicable laws of England and Wales, dividends may be paid on the ordinary shares only out of profits available for distribution, as determined in accordance with the Companies Act 2006 and under applicable accounting standards.

Subject to the Companies Act 2006, if our board of directors considers that our financial position justifies the declaration of a dividend, we can pay an interim dividend. Our shareholders can declare dividends by passing an ordinary resolution. Dividends cannot exceed the amount recommended by our board of directors.

It is the intention that dividends will be declared and paid quarterly. Dividends are payable to persons registered as shareholders on the record date relating to the relevant dividend. All dividends will be divided and paid in proportions based on the amounts paid up on our shares during any period for which that dividend is paid.

Dividends

The Articles provide that the directors may declare and pay dividends in whatever currency or currencies the board decides, using an exchange rate or exchange rates selected by the board for any currency conversion required. The board can also decide how any costs relating to the choice of currency will be met.

The practice under our current dividend policy is that dividends are declared quarterly in US dollars and we announce the euro and pounds sterling equivalent amounts at a later date using market exchange rates.

Shareholders are able to elect to receive their dividends in US dollars, euros or pounds sterling, while ADS holders receive their dividends in U.S. dollars. Absent any valid election to the contrary, shareholders (including both certificate holders and CREST Members) and persons holding their shares through the Shell Corporate Nominee Service will receive their dividends in pounds sterling. Absent any valid election to the contrary, dividends declared and paid to shareholders who hold their shares through Euroclear Nederland are paid by default in euros.

Issuance of additional shares; other changes in share capital

Subject to applicable law and the Articles, we can issue shares with any rights or restrictions attached to them as long as this is not restricted by any rights attached to existing shares. These rights or restrictions can be decided either by an ordinary resolution passed by our shareholders, or by the board of directors as long as there is no conflict with any resolution passed by our shareholders. Accordingly, without further shareholder approval but subject to the limitations described above, including pre-emption rights, the board of directors could issue one or more series of preferred shares and establish the rights, preferences, redemption terms and other provisions of those shares.

Subject to applicable law and the provisions of the Articles, shareholders can pass an ordinary resolution to do any of the following:

(i)	consolidate and divide, all or any of our share capital into shares of a larger nominal amount than the existing shares; and

(ii)	sub-divide some or all of our shares into shares of a smaller nominal amount than the existing shares.

The resolution can provide that holders of the divided shares will have different rights and restrictions if those rights or restrictions are of a kind which the Company can apply to new shares.

Subject to applicable law and the provisions of the Articles, shareholders can pass an ordinary resolution to capitalise any sum which is part of the Company’s reserves or the Company is holding as net profits. Additionally, subject to applicable law and the provisions of the Articles, shareholders can pass a special resolution to reduce our share capital, any capital redemption reserve, or any share premium account or any other non-distributable reserve in any way.

We may, subject to applicable law and existing shareholder rights, and to any requirements imposed by any relevant listing authority in respect of securities admitted to listing, purchase our own shares including redeemable shares.

The board of directors can decide the terms and conditions on which any shares in the Company are issued. The board of directors is free to decide with whom it deals, when it deals with the shares and the terms on which it deals with the shares. However, it must take account of the provisions of applicable legislation relating to authority, pre-emption rights and other matters, the provisions of the Articles, any resolution passed by the shareholders and any rights attached to existing shares.

Under the Companies Act 2006, our board of directors may not allot shares in the Company or grant rights to subscribe for or to convert any securities into shares in the Company unless they are authorised to do so by the Articles or by a shareholder resolution. Any such authorisation must state the maximum amount of shares that may be allotted under it and must specify the date on which it will expire (not to exceed five years from the date on which the authorisation is given).

Rights in a winding up

If the Company is wound up (whether voluntarily or compulsorily) the liquidator can distribute to shareholders any assets remaining after the liquidator’s fees and expenses have been paid and all sums due to prior ranking creditors (as defined under the laws of England and Wales) have been paid.

Under the Articles, the holders of the sterling deferred shares would be entitled (such entitlement ranking in priority to the rights of holders of ordinary shares) to receive an amount equal to the aggregate of the capital paid up or credited as paid up on each sterling deferred share but would not otherwise be entitled to participate further in the profits or assets of the Company. Any assets remaining after the entitlements of the holders of sterling deferred shares are satisfied would be distributed to the holders of ordinary shares pro rata according to their shareholdings.

Redemption provisions

Ordinary shares are not subject to any redemption provisions.

Sinking fund provisions

Ordinary shares are not subject to any sinking fund provision under the Articles or as a matter of the laws of England and Wales.

Liability to further calls

No holder of our ordinary shares will be required to make additional contributions of capital in respect of our ordinary shares in the future.

Discriminating provisions

There are no provisions in the Articles discriminating against a shareholder because of his/her ownership of a particular number of shares.

Variation of Rights

The Companies Act 2006 provides that the Articles can be amended by a special resolution of our shareholders.

The Articles provide that, if permitted by legislation, the rights attached to any class of shares can be changed if this is approved either in writing by shareholders holding at least three-quarters of the issued shares of that class by amount (excluding any shares of that class held as treasury shares) or by a special resolution passed at a separate meeting of the holders of the relevant class of shares. At each such separate meeting, all of the provisions of the Articles relating to proceedings at a general meeting apply, except that: (i) a quorum will be present if at least one shareholder who is entitled to vote is present in person or by proxy who owns at least one-third in amount of the issued shares of the relevant class (excluding any shares of that class held as treasury shares); (ii) any shareholder who is present in person or by proxy and entitled to vote can demand a poll; and (iii) at an adjourned meeting, one person entitled to vote and who holds shares of the class, or his or her proxy, will be a quorum. These provisions are not more restrictive than required by the laws of England and Wales.

Limitations on rights to own shares

There are no limitations imposed by the applicable laws of England and Wales or the Articles on the rights to own shares, including the right of non-residents or foreign persons to hold or vote our shares, other than limitations that would generally apply to all of our shareholders.

Transfer of shares

Unless the Articles provide otherwise, a shareholder may transfer some or all of his/her shares in certificated form to another person. A transfer of certificated shares must be either in the usual standard form or in any other form approved by the board of directors. The share transfer form for certificated shares must be signed or made effective in some other way by or on behalf of the person making the transfer.

In the case of a transfer of a certificated share, where the share is not fully paid, the share transfer form must also be signed or made effective in some other way by or on behalf of the person to whom the share is being transferred.

Unless the Articles provide otherwise, a shareholder may transfer some or all of his/her shares in uncertificated form through CREST (the computerized settlement system to facilitate the transfer of title to shares in uncertificated form operated by Euroclear UK & International Limited). Provisions of the Articles do not apply to any uncertificated shares to the extent that those provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares through CREST.

The person making a transfer will continue to be treated as a shareholder until the name of the person to whom the share is being transferred is put on the register for that share.

Our board of directors may, without giving any reasons, refuse to register the transfer of any shares which are not fully paid. Our board of directors may also refuse to register the transfer of any shares in the following circumstances:

Certificated shares

(i)	A share transfer form cannot be used to transfer more than one class of shares. Each class needs a separate form;

(ii)	Transfers may not be in favor of more than four joint holders; and

(iii)

The share transfer form must be properly stamped or certified or otherwise shown to our board of directors to be exempt from stamp duty and must be accompanied by the relevant share certificate and such other evidence of the right to transfer as our board of directors may reasonably require.

Uncertificated shares

(i)	Registration of a transfer of uncertificated shares can be refused in the circumstances set out in the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time; and

(ii)	Transfers may not be in favor of more than four joint holders.

Title to certificated shares will be evidenced by entry in the register of our members and title to uncertificated shares will be evidenced by entry in the operator register maintained by Euroclear UK & International Limited (which forms part of the register of our members).

Our board of directors may refuse to register a transfer of any certificated shares by a person with a 0.25% or greater holding of the existing capital (calculated excluding any shares held as treasury shares) if such a person has received a restriction notice (as defined in the Articles) after failure to provide us with information concerning interests in these shares required to be provided under the legislation unless our board of directors is satisfied that they have been sold outright to an independent third party. Under section 771 of the Companies Act 2006, when a transfer of shares has been lodged with the Company, the Company must either: (i) register the transfer; or (ii) give the transferee notice of refusal to register, together with its reasons for such refusal, in each case as soon as practicable, and in any event within two months after the date on which the transfer was lodged with it.

Manner of holding shares

There are several ways in which our registered shares or an interest in these shares can be held, including:

•	directly as registered shares in uncertificated form or in certificated form in a shareholder’s name;

•	indirectly through Euroclear Nederland (in respect of which the Dutch Securities Giro Act is applicable);

•	through the Corporate Nominee Service;

•	through another third-party nominee or intermediary company; and

•	as a direct or indirect holder of an ADS.

Change in the manner of holding our shares

Holders of our shares may, subject as set out below, change the manner in which they hold such shares. The ability to change the manner of holding our shares is subject to, in each case, compliance with any relevant regulatory requirements and, in respect of holdings through the Corporate Nominee Service, the agreement of the Corporate Nominee and acceptance by the holder of our shares of the terms and conditions of the Corporate Nominee Service.

Holders of our shares who wish to change the manner in which they hold such shares are urged to consult their own legal, tax and financial advisers with respect to the legal, tax and cost consequences of any such change.

Repurchase of shares

Subject to applicable law and the Articles, we may purchase our own shares if: (i) in the case of an on-market purchase, authority to make the market purchase has been given by an ordinary resolution of our shareholders; or (ii) in the case of an off-market purchase, authority has been given by a special resolution. However, the guidance from the Investment Association is that authority to repurchase shares on market should be given by special resolution. We can only repurchase our own shares out of distributable reserves or the proceeds of a new issuance of shares made for the purposes of funding the repurchase.

Shareholders’ pre-emption rights

Under the Companies Act 2006, any equity shares issued by us for cash must first be offered to existing shareholders in proportion to their existing holdings (the shareholders’ pre-emption rights). Both the Companies Act 2006 and the Listing Rules allow for the disapplication of the shareholders’ pre-emption rights. The pre-emption rights may be waived by a special resolution of the shareholders, either generally or specifically, for a maximum period not exceeding five years.

Ability to pay commission on shares and to issue shares at a discount

In connection with any share issued, we can use all the powers given by applicable law to pay commissions or brokerage. Subject to the provisions of applicable laws and the Articles, we can pay the commission in cash or by allotting fully or partially-paid shares or other securities or by a combination of both. Subject to certain limited exceptions (such as where such terms have been specifically approved by the Company’s shareholders), the Listing Rules limit the maximum discount under which shares may be issued in an open offer, placing, vendor consideration placing, offer for subscription of equity shares or an issue out of treasury to 10% of the middle market price of those shares at the time of announcing the terms of the offer or at the time of agreeing the placing (as the case may be). Furthermore, shares may not be allotted at less than their par value.

Shareholder Disputes

The Company’s Articles determine the jurisdiction for shareholder disputes. Article 138 provides that, subject to certain exceptions, all disputes (i) between a shareholder in such capacity and the Company and/or our directors arising out of or in connection with the Articles or otherwise; (ii) so far as permitted by law, between the Company and our directors in their capacities as such or as employees of the Company, including all claims made by or on behalf of the Company against any or all of the directors; (iii) between a shareholder in that shareholder’s capacity as such and the Company’s professional service providers; and/or (iv) between the Company and the Company’s professional service providers arising in connection with any claim within the scope of (iii) above, shall be exclusively and finally resolved by arbitration in The Hague, the Netherlands, under the Rules of Arbitration of the International Chamber of Commerce (as amended from time to time). Our Articles also provide that, if Article 138 is to be determined invalid or unenforceable for any reason or if there is any derivative claim under the relevant legislation, the same disputes listed above could only be brought before the courts of England and Wales.

Disputes relating to Shell’s failure or alleged failure to pay all or part of a dividend which has been announced and which has fallen due for payment will not be subject to the arbitration and exclusive jurisdiction provisions of Shell’s Articles.

American Depositary Shares

American Depositary Shares (“ADSs”) will be listed on the New York Stock Exchange. A depositary receipt (“ADR”) is a certificate that evidences ADSs. ADRs are issued, cancelled and exchanged at the office of JP Morgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, USA, as depositary (the “Depositary”), under a deposit agreement between the Company, the Depositary and the holders of ADSs (the “Holders”). Each ADS represents two ordinary shares, nominal value €0.07 per share.

The Depositary is the registered shareholder of the ordinary shares underlying the ADSs and enjoys the rights of a shareholder under the Articles. Holders of ADSs will not have shareholder rights. The rights of the holder of an ADS are specified in the Deposit Agreement with the Depositary and are summarised below.

Voting

Upon request by the Company, the Depositary will notify Holders of ADSs of shareholders’ meetings of the Company or of solicitation of consents or proxies from Holders and will arrange to deliver voting materials to such holders of ADSs.

Upon request by a Holder, the Depositary will endeavour to appoint such holder as proxy in respect of such Holder’s deposited shares entitling such Holder to attend and vote at shareholders’ meetings. Holders of ADSs may also instruct the Depositary to vote their deposited securities and the Depositary will try, as far as practical and lawful, to vote deposited shares in accordance with such instructions.

Collecting and distributing dividends

The Depositary will receive all cash dividends and other cash distributions made on the deposited shares underlying the ADSs and, where possible and on a reasonable basis, will distribute such dividends and distributions to Holders of ADSs in proportion to their holdings of ADSs. All other distributions made on the Company’s shares will be distributed by the Depositary in any means that the Depositary thinks is equitable and practical.

The Depositary may deduct its fees and expenses and the amount of any taxes owed from any payments to Holders and it may sell a Holder’s deposited shares to pay any taxes owed. The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to Holders of ADSs.

Transmission of notices, reports and proxy soliciting material

In addition to the procedures for transmitting notices discussed above under “Voting,” the Depositary and custodian shall make available for inspection by Holders, at their offices and at any designated transfer offices, any reports and communications, including any proxy material, received from the Company which are both (i) received by the Depositary or the custodian or the nominee of either of them as the Holder of the ordinary shares and (ii) made generally available by the Company to the Holders of such ordinary shares. If requested in writing by the Company, the Depositary shall arrange for the transmittal or mailing of such notices, and any other reports or communications made generally available to Holders of the ordinary shares, to all Holders.

Sale or exercise of rights

If the Company makes a distribution of warrants or other instruments representing rights to acquire additional ADSs in respect of any rights to subscribe for additional ordinary shares or rights of any nature and offers such rights to Holders of deposited securities, the Depositary, in its discretion, may distribute to Holders, in each case in proportion of their holdings of ADSs (i) the same, (ii) the net proceeds of sales of rights, or (iii) nothing provided that the sale of rights cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise (and any rights may lapse).

If a Holder wishes to sell any rights issued by the Company, the Holder may be required (i) pay any applicable fees, taxes and charges, including governmental charges, associated with the sale transaction. Further, the Holder may be asked to provide proof satisfactory to the Depositary of the identity of any signatory, genuineness of any signature and such other information, that the Depositary may deem necessary.

Deposit or sale of securities resulting from dividends, splits or plans of reorganization

If the Company makes a distribution payable at the election of the Holders of ordinary shares in additional ordinary shares and notifies the Depositary in writing of such occurrence, to the extent practicable, the Depositary will, upon request from the Company, distribute to each Holder, in proportion to the number of deposited securities represented by ADSs evidenced by such Holder’s ADRs, additional ADRs evidencing whole ADSs representing any shares available to the Depositary resulting from a dividend or free distribution on deposited securities consisting of shares and (ii) cash representing the net proceeds of sales of shares received that would give rise to fractional ADSs.

The Depositary in its discretion will, if reasonably requested by the Company, amend the ADR or distribute additional or amended ADRs (with or without calling the ADR for exchange) or cash, securities or property to reflect any change in par value, split-up, consolidation, unification cancellation or other reclassification of deposited securities, any distribution of shares or other distributions not distributed to Holders.

The Depositary in its discretion will, if reasonably requested by the Company, amend the ADR or distribute any additional available cash, securities or property in respect of deposited securities from any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

If the Depositary does not so amend the ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by the ADR shall automatically represent its pro rata interest in the deposited securities as then constituted.

Prior to the issue, registration, split-up or combination of any ADR, the delivery of any distribution in respect thereof, the Company, the Depositary or the Custodian may require from the Holder:

(A)

payment of (i) any stock transfer, tax or other governmental charge, (ii) registration fees in effect for the registration of transfers of the underlying shares or other deposited securities, and (iii) any applicable depositary fees;

(B)	the production of proof satisfactory to the Depositary as to the identity of the signatory and genuineness of any signature;

(C)

such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADR as may be necessary or proper; and

(D)	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, split-up or combination of ADRs may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary.

Amendment, extension or termination of the Deposit Agreement

The form of ADRs evidencing ADSs and the Deposit Agreement may be amended by agreement between the Company and the Depositary, without the consent of the Holders. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, transfer or registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of the Holders, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the Holders. Every Holder of any ADR, at the time an amendment becomes effective, will be deemed to continue to hold the ADR and to consent and agree to the amendment and to be bound by the Deposit Agreement. No amendment may impair the right of any Holder to surrender ADRs and receive in return the deposited securities ordinary shares represented by the ADSs, except in order to comply with mandatory provisions of applicable law.

Any amendments which (i) are reasonably necessary in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. However, if any governmental body or regulatory body adopts new laws, rules or regulations or should there be changes to the Articles which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or form of ADRs is not required to describe in detail the specific amendments and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided that the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment from, for example, the U.S. Securities and Exchange Commission, the Depositary’s or the Company’s website or upon request from the Depositary.

At the written direction of the Company, the Depositary has agreed to terminate the Deposit Agreement and the ADRs evidencing ADSs by mailing a notice of such termination to the Holders then outstanding at least 30 days before the date fixed in the notice of termination. The Depositary may likewise resign or be removed as Depositary. However, in such cases, a notice of such resignation or termination by the Depositary shall not be provided to Holders unless a successor depositary will not be operating within 60 days of the date of the Depositary’s resignation or notice of removal was provided by the Company to the Depositary.

Further, in the event of (i) the Company’s bankruptcy or insolvency, (ii) the Company’s ordinary shares ceasing to be listed on an internationally recognized stock exchange, (iii) the Company effecting or intending to effect a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, the Depositary may terminate the Deposit Agreement without notice to the Company. Nonetheless, the Depositary will still be required to give 30 days’ notice to the Holders.

After the date of termination of the Depositary Agreement, the Depositary will perform no further acts except to receive and hold (or sell) distributions on Deposited Securities and deliver deposited securities being withdrawn. As soon as practicable after such termination date, the Depositary will use its reasonable efforts to sell the deposited securities and lawfully hold in an account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs that have not previously been surrendered. Following such sale, the Depositary is discharged from all obligations under the Deposit Agreement, with the exception of accounting for such net proceeds and other cash. After the termination of the Deposit Agreement, the Company is discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary.

Rights of Holders of ADRs to inspect the transfer books of the Depositary and the list of Holders of ADRs

The Depositary will keep a register for the registration, transfer, combination and split-up of ADRs. These books will be open for inspection by Holders at all reasonable times.

The Depositary may close the ADR Register at any time or from time to time when deemed expedient by it and it may also close the issuance book portion of the ADR Register when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

Restrictions upon the right to transfer or withdraw the underlying securities

Subject to certain limitations described below, Holders may, at any time, cancel ADSs and withdraw their underlying shares, have the corresponding class and number of ordinary shares credited to their account, or request a registration of transfer.

Prior to acting upon the request for withdrawal of deposited securities or registration of transfer, the Depositary may request the following:

(A)

proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order;

(B)

payment from the depositor of ADSs or the presenter of the ADRs of a sum sufficient to reimburse it for (i) any stock transfer, tax or other governmental charge, (ii) registration fees in effect for the registration of transfers of the underlying shares or other deposited securities, and (iii) any applicable depositary fees;

(C)	the production of proof satisfactory to the Depositary as to the identity of the signatory and genuineness of any signature;

(D)

such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADR as may be necessary or proper; and

(E)	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

Upon surrender of a certificated ADR in a form satisfactory to the Depositary or proper instructions and documentation, the Depositary will deliver to the Custodian’s office the deposited securities at the time represented by the ADSs evidenced by the ADR. If requested, the Depositary may deliver such deposited securities at such other place as requested by the Holder, but such delivery is at risk and expense of the Holder.

The withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary.

Notwithstanding any other provision of the Deposit Agreement or the ADR, the withdrawal of deposited securities or the registration of transfer of outstanding ADRs generally may be suspended due to (i) temporary delays caused by closing transfer books of the Depositary or the Company of the deposited securities or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit any shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such shares.

The delivery of ADRs against deposits of ADSs generally or against deposits of particular ADSs may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary or those maintained by the foreign registrar are closed, or if any such action is deemed necessary or advisable by the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or, as long as it would be permitted under the transfer agency rules applicable to the Depositary, for any other reason.

Limitation upon the liability of the Depositary

The Depositary and the Company are not liable to Holders or beneficial owners of ADSs: (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, England, the Netherlands or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities or any securities issued or distributed by the Company or any offering or distribution thereof, any present or future provision of the Articles, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent, forbid or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADR provides shall be done or performed by it or them (including, without limitation, voting), (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable), or (C) for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The Depositary and the Company assume no liability to Holders or beneficial owners of ADSs except to perform their obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct.

The Depositary and its agents are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADR. The Company and its agents also are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required.

The Depositary is not liable in connection with or arising from the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary is not liable for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor is it responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary and its agents are not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, or for the effect of any such vote.

The Depositary is not liable for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

The Depositary and the Custodian are not responsible for any errors or omissions made by any selected third party delivery services and local agents providing the relevant information or services.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

Neither the Company, the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

No disclaimer of liability under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable, is intended by any provision thereof.

Arbitration

The Company, the Depositary and each Holder shall be bound by the arbitration and exclusive jurisdiction provisions set forth below in connection with any Share Dispute, as that term is defined below:

(i)

the term “Share Dispute” is defined as any action, dispute, controversy, claim or cause of action (a) between the Company and Holders and/or owners of interests in ADSs or (b) between and directly involving as named parties each of the Company, the Depositary and one or more Holders and/or owners of interests in ADSs, in each case arising out of, or relating to, this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby (whether in tort, in contract, under statute, including for the avoidance of doubt, any derivative claim thereunder, or otherwise), including any question regarding existence, validity, interpretation, breach or termination of the Deposit Agreement and any alleged violation of the U.S. federal securities laws;

(ii)

any and all Share Disputes shall be finally and exclusively resolved by arbitration under the Rules of Arbitration rules of the International Chamber of Commerce (“ICC”) (the “ICC Rules”), as amended from time to time, which ICC Rules are deemed to be incorporated by reference into this Deposit Agreement;

(iii)

the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the ICC Rules. The chairman of the tribunal must have at least 20 years’ experience as a lawyer qualified to practise in a common law jurisdiction within the Commonwealth (as constituted on 12 May 2005), and each other arbitrator must have at least 20 years’ experience as a qualified lawyer;

(iv)

if any Share Dispute raises issues which are substantially the same as or connected with issues raised in a Share Dispute which has already been referred to arbitration (an “Existing Share Dispute”) or arises out of substantially the same facts as are the subject of an Existing Share Dispute (a “Related Share Dispute”), then the Tribunal appointed or to be appointed in respect of any such Existing Share Dispute shall also be appointed as the Tribunal in respect of any Related Share Dispute, save where the Tribunal considers such appointment would be inappropriate;

(v)

where, pursuant to the above provisions, the same Tribunal has been appointed in relation to two or more Related Share Disputes, the Tribunal may order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the Tribunal thinks fit;

(vi)

the Tribunal shall have power to make such directions and any interim, partial or final awards as it considers just and desirable. The Tribunal, upon the request of a party to a Share Dispute, or another party which itself wishes to be joined in any reference to arbitration commenced in accordance with this Clause, may join any party to the reference to arbitration proceedings and may make a single, final award determining all Share Disputes between them;

(vii)

each of the parties to the Deposit Agreement hereby agrees to be joined to any reference to arbitration proceedings in relation to any Share Dispute at the request of a party to that Share Dispute, and to accept the joinder of a party requesting to be joined pursuant to this paragraph;

(viii)	the place of the arbitration shall be The Hague, The Netherlands. The language of the arbitration shall be English;

(ix)

each person hereby waives, as far as permitted by law: (a) any right under the laws of any jurisdiction to apply to any court of law or other judicial authority to determine any preliminary point of law, and/or (b) any right he or she may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, ruling or decision of the tribunal;

(x)

the governing law applicable to such Share Dispute, including the submission to arbitration and written arbitration agreement contained in or evidenced by the Articles, shall be the substantive law of England; and

(xi)

if any court of competent jurisdiction or other competent authority including for the avoidance of doubt, a court or authority in any jurisdiction which is not a signatory to the New York Convention in any jurisdiction determines that this arbitration provision is invalid or unenforceable in relation to any Share Dispute, the Company and the Holder or owner of interests in ADSs, in each case, irrevocably agree that any related proceeding, suit or action can only be brought in the courts of England and Wales and the governing law applicable to such proceedings shall be the substantive law of England.

Nothing in this Deposit Agreement shall be construed to change or alter the Articles.

Fees paid by Holders of ADSs

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
$5.00 or less per 100 ADSs (or portion of 100 ADSs)

•  Issuance of ADSs, including those resulting from a distribution of shares, rights or other property;

•  Cancellation of ADSs for the purpose of their withdrawal, including if the deposit agreement terminates; and

•  Distribution of securities to holders of deposited securities by the Depositary to ADS registered holders.

Registration and transfer fees	• Registration and transfer of shares on the share register to or from the name of the Depositary or its agent when they deposit or withdraw shares.

Expenses of the Depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); and • Converting foreign currency into dollars.

Taxes and other governmental charges the Depositary or the custodian has to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary.

Tax consequences of holding ordinary shares

Below is a discussion of the US tax consequences for US Shareholders of holding and disposing of ordinary shares. It applies only to US Shareholders who hold ordinary shares as capital assets for tax purposes. A person is a “US Shareholder” if they are a beneficial owner of an ordinary share (as applicable), including through ownership of an ADS, and they are for US federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or entity taxable as a corporation, that was created or organised under the laws of the United States or any of its political subdivisions; (iii) an estate whose income is subject to US federal income tax regardless of its source; or (iv) a trust if (i) a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorised to control all substantial decisions of the trust; or (ii) the trust has made a valid election under applicable US Treasury regulations to be treated as a US person.

This section does not apply to Shareholders who are a member of a special class of holders subject to special rules, including: (i) a dealer in securities or currencies; (ii) a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings; (iii) a regulated investment company; (iv) a real estate investment trust; (v) a tax-exempt organization; (vi) an insurance company; (vii) a financial institution; (viii) a person that actually or constructively owns 10 percent or more of the voting shares of the Company; (ix) a person that holds ordinary shares as part of a straddle or a hedging or conversion transaction, or as part of a constructive sale or other integrated financial transaction; (x) a person who is an investor in a pass through entity (such as a partnership); (xi) a person who acquires ordinary shares through the exercise of options, or otherwise as compensation, or through a tax-qualified retirement plan; (xii) a US expatriate; (xiii) holders of options granted under any benefit plan; (xiv) a person liable for alternative minimum tax; or (xv) a person whose functional currency is not US Dollars.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed US Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. If a partnership or any entity otherwise classified as a partnership for US tax purposes holds ordinary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Any person who is a partner of a partnership or any entity otherwise classified as a partnership for US tax purposes holding ordinary shares should consult their tax adviser.

The below summary does not address the alternative minimum tax, any non-income tax (such as estate or gift taxes) or any state or local tax consequences of the ownership or disposition of the Company’s ordinary shares. The material set out in this part does not constitute tax advice. Shareholders are urged to consult their own tax advisers regarding the US federal, state and local and other tax consequences of owning and disposing of ordinary shares in their particular circumstances.

The material set out in this part does not constitute tax advice. Shareholders are urged to consult their own tax advisers regarding the US federal, state and local and other tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Taxation of distributions

A non-UK resident Shareholder holding their ordinary shares as an investment and not in connection with any trade, profession or vocation carried on through a branch, agency or permanent establishment in the UK and who does not have any other UK source income (other than disregarded income) should not be subject to UK tax in respect of any dividends paid by the Company.

The gross amount of any distribution that a US Shareholder receives with respect to ordinary shares generally will be taken into account for US tax purposes on the day on which such US Shareholder receives such distribution. The tax treatment of the distribution will depend on the amount of the distribution and the amount of the US Shareholder’s adjusted tax basis in its ordinary shares.

•	Distributions will be taxed as ordinary dividends to the extent they do not exceed the Company’s current or accumulated earnings and profits (“E&P”), as calculated for US federal income tax purposes.

•

The current maximum rate of tax imposed on certain dividends received by non-corporate US Shareholders is 20 percent., but only if certain holding period requirements are met, the Company is a Qualified Foreign Corporation (“QFC”), and the Company is not and has not been a passive foreign investment company (a “PFIC”), as defined in the Code. The Company believes that it is a QFC, and is not and has not been a PFIC. However, there can be no assurance that the Company will continue to be considered a QFC or that the Company will not be classified as a PFIC in the future. Dividends received by non-corporate US Shareholders may also be subject to an additional tax of 3.8 percent. on net investment income.

•	Because the Company is not a US corporation, dividends paid on the ordinary shares generally will not be eligible for the dividends received deduction allowable to corporations under the Code.

•

To the extent that distributions exceed the Company’s current or accumulated E&P but do not exceed the US Shareholder’s adjusted tax basis in its ordinary shares, such distributions will be treated as a tax-free return of capital. Such distributions will reduce the US Shareholder’s adjusted tax basis in its ordinary shares on a US dollar-for-US dollar basis (thereby increasing any gain or decreasing any loss that will be realised on a future disposition of the ordinary shares).

•

To the extent that distributions exceed both the Company’s current or accumulated E&P and the US Shareholder’s adjusted tax basis in the ordinary shares, the US Shareholder will be taxed on such excess as if it had recognised gain on the sale or disposition of the ordinary shares (see below discussion).

The Company anticipates that dividends on the ordinary shares will be announced in US dollars but the dividend will be distributed in euros, pounds sterling and US dollars. If dividends are received in euros and pounds sterling, the US Shareholder would include in gross income as a dividend the US dollar value of the amount received, calculated by reference to the exchange rate in effect on the day the US Shareholder receives the dividend.

The Company anticipates that dividends on ADSs will be announced and paid to the ADS Depositary in US dollars, and holders of ADSs will receive dividend payments in US dollars from the ADS Depositary. The US holder would include in gross income as a dividend the US dollar amount received by the ADS Depositary in respect of its ADSs.

Dividends on the ordinary shares will be treated as foreign source income for US foreign tax credit purposes. Subject to certain detailed and complex limitations, US Shareholders may elect to claim a foreign tax credit against their US federal income tax liability for non-US tax withheld (if any) from dividends on the ordinary shares. US Shareholders that do not elect to claim a foreign tax credit may instead claim a deduction for non-US tax withheld (if any), subject to applicable limitations.

Tax consequences of disposing of ordinary shares

A US Shareholder generally will recognise capital gain or loss upon a sale or other disposition of ordinary shares equal to the difference between the amount realised on the disposition and such US Shareholder’s adjusted tax basis in the ordinary shares. Capital gain realised by corporate and individual taxpayers is generally taxed at the same rate as ordinary income, except that long-term capital gains realised by non-corporate US Shareholders are taxed at a maximum rate of 20 percent.

Capital gains realised by non-corporate US Shareholders on the disposition of ordinary shares may also be subject to an additional tax of 3.8 percent. on net investment income. Certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers. Capital gains and losses on the sale or other disposition of ordinary shares generally should constitute gains or losses from sources within the US.

For cash basis US Shareholders who receive foreign currency in connection with a sale or other taxable disposition of ordinary shares, the amount realised will be based on the US dollar value of the foreign currency received with respect to such ordinary shares as determined on the settlement date of such sale or other taxable disposition.

Accrual basis US Shareholders may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of ordinary shares, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the US Internal Revenue Service. Accrual basis US Shareholders that do not elect to be treated as cash basis taxpayers for this purpose may have a foreign currency gain or loss for US federal income tax purposes to the extent of the difference between the US dollar value of the foreign currency received determined on the date of the sale or other taxable disposition of ordinary shares and on the settlement date (whether or not the foreign currency received is converted into US dollar on that date). Any such foreign currency gain or loss generally will constitute ordinary income or loss from sources within the US and would be in addition to gain or loss, if any, recognised on the sale or other taxable disposition of ordinary shares.

A US Shareholder’s tax basis in the foreign currency received will equal the US dollar value on the settlement date. Any foreign currency gain or loss realised by a US Shareholder on a conversion of foreign currency into US dollar generally will constitute ordinary income or loss from sources within the US and will be in addition to gain or loss, if any, recognised on the sale or other disposition of ordinary shares.

US backup withholding and information reporting

In general, information reporting requirements will apply to payments of dividends on ordinary shares and the proceeds of certain sales of ordinary shares in respect of US Shareholders other than certain exempt persons (such as corporations). Backup withholding (at a rate of 24 percent.) will apply to such payments if the US Shareholder fails to provide a correct taxpayer identification number or other certification of exempt status or, with respect to certain payments, the US Shareholder fails to report in full all dividend and interest income and the US Internal Revenue Service notifies the payer of such under-reporting. Amounts withheld under the backup withholding rules may be credited against a holder’s US federal income tax liability, and a refund of any excess amounts withheld under the backup withholding rules may be obtained by filing the appropriate claim form with the US Internal Revenue Service. US Shareholders should consult their tax advisers about these rules and any other reporting obligations that may apply to the ownership or disposition of the ordinary shares.

Tax reporting

US individuals that hold certain “specified foreign financial assets” (which include stock or securities issued by a foreign corporation) are generally required to file information reports with respect to such assets with their US federal income tax returns. US Shareholders are urged to consult their own tax advisers regarding the possible implications of this legislation on their investment in the shares.

Stamp duty and SDRT consequences of disposing of ordinary shares for all shareholders

The following statements are intended as a general guide to the current UK stamp duty and UK stamp duty reserve tax (SDRT) position, and apply regardless of whether or not a holder of ordinary shares is resident in the UK. It should be noted that certain categories of person, including market makers, brokers, dealers, and other specified market intermediaries, are entitled to exemption from stamp duty and SDRT in respect of purchases of securities in specified circumstances. A sale of ordinary shares will generally be subject to UK stamp duty (if the shares are in certificated form) or SDRT (if the sale is settled through the UK’s CREST system of paperless transfers), in either case at the rate of 0.5 per cent. of the amount or value of the consideration.

Any stamp duty payable (as opposed to SDRT) is rounded up to the nearest £5. No stamp duty (as opposed to SDRT) will be payable if the amount or value of the consideration is (and is certified to be) £1,000 or under. Stamp duty or SDRT is usually paid or borne by the purchaser. A sale of ordinary shares within a clearance service which has not made and maintained a relevant election under section 97A(1) of the Finance Act 1986 (such as Euroclear Nederland) or of ADSs within the ADS depositary receipts system operated by the ADS Depositary will not give rise to an SDRT liability and should not in practice require the payment of UK stamp duty.

In cases where ordinary shares are transferred to a connected company (or its nominee), stamp duty or SDRT may be chargeable on the higher of (i) the amount or value of the consideration and (ii) the market value of those ordinary shares.

Special rules apply where ordinary shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service. SDRT or stamp duty may be charged at a rate of 1.5 per cent. on such issue or transfer (with subsequent transfers within the clearance service or transfers of depositary receipts then being free from stamp duty or SDRT). HMRC accepted that this charge was in breach of EU law so far as it applied to new issues of shares or transfers that are an integral part of a capital raising, and no longer seeks to enforce a charge in such circumstances. HMRC’s published view is that the 1.5 per cent. SDRT or stamp duty charge continues to apply to other transfers of shares into a clearance service or depositary receipt arrangement, although this has been disputed. Further litigation indicates that certain transfers of legal title to clearance services in connection with listing, but not integral to a new issue, are also not chargeable. In view of the continuing uncertainty, specific professional advice should be sought before incurring a 1.5 per cent. stamp duty or SDRT charge in any circumstances.

Item 2. Exhibits

1.

Memorandum of Association of Royal Dutch Shell plc, together with a special resolution of Royal Dutch Shell plc dated May 18, 2010, (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form F-3 (File No. 333-177588) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2011).

2.	Articles of Association of Shell plc.

3.

Form of Amended and Restated Deposit Agreement among Shell plc, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of American Depositary Receipts (“ADRs”) issued thereunder, including the Form of ADR attached as Exhibit A thereto (incorporated by reference to Exhibit 99.(a)(1) to the Registration Statement on Form F-6 (File No. 333-262284) filed with the U.S. Securities and Exchange Commission on January 21, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SHELL PLC

By:	/s/ Anthony Clarke

Name: Anthony Clarke
Title: Deputy Company Secretary
Date: January 25, 2022

By:	/s/ Michael Ashworth

Name: Michael Ashworth
Title: Associate General Counsel – Corporate & Finance
Date: January 25, 2022